Exhibit 10.36

________________________________

LEASE

________________________________

Between

SPINEBARREL, LLC

and

AEROGROW INTERNATIONAL, INC.

May 29, 2019

SUMMARY OF BASIC LEASE TERMS

1.     Tenant: Aerogrow International, Inc.

(a)     Tenant’s entity form and jurisdiction: Nevada corporation

(b)     Tenant’s federal taxpayer identification number: 46-0510685

2.     Building/Premises: 5405 Spine Road, Boulder, Colorado 80301

(a)     Type: Single Tenant

(b)     Total Rentable Square Footage: approximately 14,630 sf

3.     Initial Lease Term:

(a)     Period: Seven (7) years

(b)     Delivery Date: June 1, 2019

(c)     Commencement Date:      October 1, 2019

(d)     Expiration Date: September 30, 2026

4.     Extension Options: Tenant shall have two (2) options to renew or extend the term of the lease for a period of five (5) years each as provided in Section 3.2.

5.     Termination Options: One-Time right to terminate after the fifth (5th) year of the Lease with payment of termination fee as provided in Section 15.1.

6.     Base Rent Schedule:

Lease Year	$PSF NNN	Annual	Monthly
6/1/2019-9/30/2019 *	$0.00	$0.00	$0.00
10/1/2019-9/30/2020	$17.25	$252,367.50	$21,030.63
10/1/2020-9/30/2021	$17.85	$261,145.50	$21,762.13
10/1/2021-9/30/2022	$18.48	$270,362.40	$22,530.20
10/1/2022-9/30/2023	$19.13	$279,871.90	$23,322.66
10/1/2023-9/30/2024	$19.79	$289,527.70	$24,127.31
10/1/2024-9/30/2025	$20.49	$299,768.70	$24,980.73
10/1/2025-9/30/2026	$21.20	$310,156.00	$25,846.33

*Gross Rent (Base Rent and Additional Rent) shall be abated during the first four (4) months.

7.     Additional Rent:

(a)     Tenant shall pay 100% of Additional Rent $8,461.02 per month, based on an estimate of $6.94 per square foot of the Premises

(b)     Monthly Deposits commence on the Commencement Date

(c)     Initial Monthly Deposits: $29,491.65 (Base Rent plus Additional Rent)

8.     Security Deposit Amount:                       $700,000.00

9.     Place for Payments:                                 SpineBarrel, LLC

c/o The Colorado Group

3434 47th Street, Suite 220

Boulder, CO 80301

10.     Place for Notices:

Landlord:	with a copy to:
SpineBarrel, LLC c/o The Colorado Group 3434 47th Street, Suite 220 Boulder, CO 80301 Attn: Neil Littman	Packard and Dierking, LLC 2595 Canyon Blvd., Suite 200 Boulder, CO 80302 Attn: Kimberly Lord

Tenant:	with copies to:
Prior to Commencement Date: AeroGrow International, Inc. 6075 Longbow Dr., Suite 200 Boulder, CO 80301 Attn: Grey Gibbs	The Scotts Miracle-Gro Company 14111 Scottslawn Rd Marysville, OH 43041 Attention Real Estate Department
After Commencement Date: Aerogrow International, Inc. 5404 Spine Road Boulder, CO 80301 Attn: Grey Gibbs	The Scotts Miracle-Gro Company 14111 Scottslawn Road Marysville, OH 43041 Attn: Legal Department

11.     Permitted Uses: General office and lab related uses.

12.     Brokers:                    Tenant’s Broker: Brian McClenahan and Jeremy Kroner, CBRE, Inc.

Landlord’s Broker: Neil Littmann, W. Scott Reichenberg, Jessica Cashmore and Aaron Baney, The Colorado Group, Inc. Furthermore, the Parties acknowledge timely disclosure that Neil Littmann and W. Scott Reichenberg are members of the Landlord.

13.     Utilities: Direct to Tenant

14.     Tenant Finish Contribution: Up to a maximum amount of $40.00 psf ($585,200.00) payable on receipt of documented invoices from Tenant and in accordance with the Work Letter.

LEASE

This Lease is made and entered into by and between SpineBarrel, LLC, a Colorado limited liability company (“Landlord”), and Aerogrow International, Inc., a Nevada corporation (“Tenant”), and shall be effective on the date of its execution by the last party to sign (the “Effective Date”).

ARTICLE 1

GENERAL

1.1   Consideration. Landlord enters into this Lease in consideration of the payment by Tenant of the Rents herein reserved and the keeping, observance and performance by Tenant of the covenants and agreements of Tenant herein contained.

1.2     Exhibits and Addenda to Lease. The Exhibits and Addenda listed below shall be attached to this Lease and deemed incorporated in this Lease by this reference. In the event of any inconsistency or conflict between such Exhibits and Addenda and the terms and provisions of this Lease, the terms and provisions of the Exhibits and Addenda shall control. The Exhibits and Addenda to this Lease are:

Summary of Basic Lease Terms

Exhibit A     Notice of Non-Liability for Mechanics’ Liens

Exhibit B     Work Letter

Exhibit C     Rules and Regulations

Exhibit D     Bill of Sale with Furniture Fixtures & Equipment List

ARTICLE 2

DEFINITIONS; DEMISE OF PREMISES

2.1     Building. “Building” shall mean the building or buildings constructed on the Land, as the same may be expanded, remodeled, reconstructed or otherwise modified from time to time by Tenant, with Landlord’s consent as provided in Section 8.12, currently containing approximately the number of square feet of interior floor area set forth on the Summary of Basic Lease Terms.

2.2     Improvements. “Improvements” shall mean the Building, the Parking Area and all other fixtures and improvements on the Land, including landscaping thereon.

2.3      Land. “Land” shall mean the parcel or parcels of real property upon which the Building is located, as the same may be replatted, resubdivided or adjusted from time to time by Landlord in its sole discretion.

2.4     Lease Year. “Lease Year” shall mean a period of twelve (12) consecutive calendar months commencing, if the Commencement Date is the first day of a month, on the Commencement Date. If the Commencement Date is not the first day of a month, “Lease Year” shall mean a period of twelve (12) consecutive calendar months commencing on the first day of the month immediately following the Commencement Date, and the first Lease Year shall include such partial month.

2.5     Parking Area. “Parking Area” shall mean that portion of the Land that is or is to be paved and otherwise improved or designated unimproved land for the parking of motor vehicles containing approximately thirty-eight (38) parking stalls.

2.6     Premises. The “Premises” shall mean the Building that is located on the Land.

2.7     Property. “Property” shall mean the Land, the Building and the Improvements and any fixtures and personal property used in operation and maintenance of the Land, Building and Improvements other than fixtures and personal property of Tenant.

2.8    Demise. Subject to the provisions, covenants and agreements herein contained, Landlord hereby leases and demises to Tenant, and Tenant hereby leases from Landlord, the Premises as hereinafter defined, for the Lease Term as hereinafter defined, subject to existing covenants, conditions, restrictions, easements and encumbrances affecting the same.

2.9     Square Footage and Address. The Premises contains approximately the rentable floor area set forth in the Summary of Basic Lease Terms. The address of the Premises is the address set forth in the Summary of Basic Lease Terms.

2.10    Use of Parking Area/Bike Storage. Tenant is hereby granted a right and license to use the Parking Area. Landlord shall not be responsible for any injuries to any person nor any damage to any automobile, vehicle or other property that occurs in or about the Parking Area. Tenant shall be permitted to store bicycles within the Building in designated storage areas.

2.11     Building Access. Tenant will have 7 days per week, 24 hours per day, access.

2.12    Covenant of Quiet Enjoyment. Landlord covenants and agrees that, provided Tenant is not in default and keeps, observes and performs the covenants and agreements of Tenant contained in this Lease, Tenant shall have quiet and peaceable possession of the Premises, and such possession shall not be disturbed or interfered with by Landlord or by any person claiming by, through or under Landlord.

2.13    Condition of Premises. Landlord agrees that to the best of Landlord’s current knowledge, the Property and the Premises and the systems serving the Premises (i.e., HVAC, fire suppression, electrical), including the Building and restrooms, are in compliance with all applicable governmental regulations, codes, rules and laws, including the Americans with Disabilities Act. Window coverings as currently exist in the Premises will be retained for Tenant’s use. Electrical distribution is present at the Premises but Tenant is responsible for any upgrades that it may desire and these will be covered as part of Tenant’s Work under the Work Letter. No submetering is present as it is a single tenant Building; however, there a three (3) services that support the Building as it was a multi-tenant building in the past. Tenant covenants and agrees that Tenant accepts the Premises “as is” and Tenant hereby waives any warranty of condition or habitability, suitability for occupancy, use or habitation, fitness for a particular purpose or merchantability, express or implied, relating to the Premises.

ARTICLE 3

TERM OF LEASE

3.1     Lease Term. “Lease Term” or “Term” shall mean the period of time specified in the Summary of Basic Lease Terms commencing at midnight on the Commencement Date as set forth in the Summary of Basic Lease Terms and expiring at midnight on the Expiration Date, as specified in the Summary of Basic Lease Terms. The term “Lease Term” or “Term” shall include the Option Terms provided in this Lease if Tenant’s Extension Options are exercised in accordance with the terms and conditions hereof.

3.2     Options to Extend Lease. Provided that the Lease is then in full force and effect and there exists no uncured default by Tenant, Tenant shall have the right and option (each, an “Extension Option”) to extend this Lease for two (2) additional terms of five (5) years each (each, an “Option Term”), as provided herein. Tenant must exercise the Extension Options, if at all, by providing Landlord with written notice thereof at least nine (9) months prior to the expiration date of the initial 5-year Term, or the first Option Term, as the case may be (“Extension Notice”). If Tenant does not provide Landlord with the Extension Notice as and when herein specified, all Extension Options shall terminate and be of no further force or effect. If Tenant exercises an Extension Option, the Term shall be extended upon the same terms and conditions as set forth in the Lease, except that the Base Rent shall be adjusted as provided herein and the Extension Option applicable to such Option Term shall be of no further force and effect. The Base Rent for the first year of an Option Term shall be the then current Market Rate (as defined below), and will be increased annually thereafter by the greater of three and one half percent (3.5%) or the CPI Escalator as set forth in Section 3.2.3 below. Landlord shall not be obligated to pay any commission or fee to any Tenant broker or agent with respect to Tenant’s exercise of the Extension Options. Each Extension Option shall apply to the entire Premises and may not be exercised as to only a portion of the Premises. If Tenant is in material default of its obligations under the Lease beyond all applicable grace periods at either the time it exercises an Extension Option or the date upon which an Option Term is to commence, then Landlord at its option may elect to treat the exercise of such Extension Option as ineffective in which case this Lease shall terminate upon expiration of the initial 5-year Term, or first Option Term, as the case may be.

3.2.1     Market Rate. Upon exercise by Tenant of an Extension Option and for a period of thirty (30) days thereafter, Landlord and Tenant shall make a good faith effort to agree upon the Market Rate. The “Market Rate” means the rate at which Landlord under no compulsion to lease the Premises and a tenant under no compulsion to lease the Premises would determine as the rental as of the commencement date of such Option Term, taking into consideration all relevant factors, including, without limitation, the uses permitted under the Lease, the quality, size, design and location of the Premises, and the rental for comparable space located in the City of Boulder. The Base Rent for the first year of an Option Term shall not be less than 95% of the Base Rent provided during the last year of the preceding Term.

3.2.2     Market Rate Dispute Resolution. In the event that Landlord and Tenant fail to agree on the Market Rate within such thirty (30) day period, then Tenant shall within ten (10) business days after the expiration of such 30-day period give written notice to Landlord of either (a) the withdrawal by Tenant of its Extension Notice, whereupon all existing Extension

Options shall terminate and the Lease shall expire on the expiration date of the then-current Term, or (b) that Tenant is requiring the Market Rate to be determined by arbitration. If Tenant does not provide such notice within said 10-day period, then Tenant shall be deemed to have withdrawn its Extension Notice, the Extension Option(s) shall terminate and the Lease shall expire on the expiration date of the then-current Term. If Tenant timely provides notice and requires arbitration, then the parties shall within ten (10) days after Tenant’s notice of arbitration select an arbitrator to render a final determination of the Market Rate. The arbitrator shall be a licensed commercial real estate broker who has at least (10) years continuous experience in the business of commercial real estate brokerage in Boulder, Colorado, and shall be a member in good standing of the Denver Metropolitan Commercial Association of Realtors (“DMCAR”) and Commercial Brokers of Boulder (“CBB”), or if either of such organizations is not then in existence, such other trade group(s) or professional organization(s) as leading commercial real estate brokers in Boulder, Colorado, customarily participate in at such time. The arbitrator shall conduct such hearings and investigations as the arbitrator shall deem appropriate and shall, within thirty (30) days after having been appointed, establish the Market Rate. The fees of the arbitrator shall be divided equally between Landlord and Tenant. The determination rendered in accordance with the provisions of this Section shall be final and binding in fixing the Market Rate. The arbitrator shall not have the power to add to, modify, or change any of the provisions of this Lease. In the event Landlord and Tenant are unable to agree upon an arbitrator, Landlord and Tenant shall each, at its own expense, select an arbitrator and those two arbitrators shall then choose an arbitrator meeting the qualifications set forth above to make the determination. If any party fails to select an arbitrator as described above, the arbitrator selected by the other party shall be deemed to be the arbitrator selected by the parties under this paragraph. If for any reason the Market Rate shall not have been determined prior to the commencement of the Option Term, then, until the Market Rate has been finally determined in accordance with this Section, the amount of Base Rent shall remain the same as payable during the prior year of the Lease. Upon final determination of the Market Rate, an appropriate adjustment to the Base Rent shall be made reflecting such final determination, and an adjustment shall be made between Landlord and Tenant with respect to any overpayment or underpayment of Base Rent from the commencement of the Option Term to the date of such final determination, together with interest accruing at the rate of eight percent (8%) per annum.

3.2.3     CPI Escalator. During any Option Term the amount of Base Rent shall be increased annually by the greater of 3.5% or the CPI Escalator (defined below) on October 1 of each year during the Option Term. As used herein, the term “CPI Escalator” shall refer to the following formula:

The increase in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (Denver-Boulder, Colorado area, 1982-1984 = 100) (“CPI”) between (i) the most recently published CPI prior to the date which is three months prior to the relevant anniversary date of the Lease (the “Comparison Date”) and (ii) the most recently published CPI prior to the date which is one year prior to the Comparison Date.

In no event shall the Base Rent be reduced. Landlord shall notify Tenant of the amount of each increase in Base Rent by a written statement. If the Base Rent is increased by the CPI

Escalator, such notice shall include the CPI for the Comparison Date and for the date that is one year prior to the Comparison Date. If the format or components of the CPI are materially changed, Landlord shall substitute an index which is published by the Bureau of Labor Statistics or a similar agency and which is most nearly equivalent to the CPI on the Comparison Date.

In the event Landlord has not given Tenant a written statement setting forth the amount of the increase in Base Rent for a given year by October 1, Tenant shall continue to pay Base Rent in the same amount applicable during the prior year until such time as Landlord has provided Tenant with such written statement. Within 10 days after Landlord provides such written statement, Tenant shall pay to Landlord the aggregate amount of additional Base Rent owed from the anniversary date based upon the increase in Base Rent applicable for such year.

ARTICLE 4

RENT AND OTHER AMOUNTS PAYABLE

4.1     Base Rent. Tenant covenants and agrees to pay to Landlord, without prior notice, demand, offset, deduction or abatement, Base Rent specified in the Summary of Basic Lease Terms for the full Lease Term beginning on the Commencement Date.

4.2     Monthly Rent. Base Rent shall be payable monthly in advance, without notice, in equal installments, together with the Monthly Deposits in the amounts specified in the Summary of Basic Lease Terms (“Monthly Rent”). The first monthly installment shall be due and payable on the Commencement Date and a like monthly installment shall be due and payable on or before the first day of each calendar month succeeding the Commencement Date during the Lease Term, except that the rental payment for any fractional calendar month, if applicable, at the commencement or end of the Lease Term shall be prorated based on a 30-day month.

4.3     Place of Payments. Base Rent and all other sums payable by Tenant to Landlord under this Lease shall be paid to Landlord at the place for payments specified in the Summary of Basic Lease Terms, or such other place as Landlord may from time to time designate in writing.

4.4     Lease a Net Lease and Rent Absolute. It is the intent of the parties that: (i) the Base Rent provided in this Lease shall be a net payment to Landlord; (ii) except as otherwise expressly provided herein, the Lease shall continue for the full Lease Term notwithstanding any occurrence preventing or restricting use and occupancy of the Premises, including any damage or destruction affecting the Premises, and any action by governmental authority relating to or affecting the Premises; (iii) the Base Rent shall be absolutely payable without offset, reduction or abatement for any cause except as otherwise specifically provided in this Lease; (iv) Landlord shall not bear any costs or expenses relating to the Premises or provide any services or do any act in connection with the Premises except as otherwise specifically provided in this Lease; and (v) Tenant shall pay, in addition to Base Rent, Additional Rent to cover costs and expenses relating to the Premises and the Property, all as hereinafter provided.

4.5     Additional Rent. Commencing on the Commencement Date, Tenant covenants and agrees to pay all costs and expenses relating to the operation, maintenance and repair of Premises and Property, including utilities; Taxes and proportionate Assessments and costs and expenses of Landlord’s Insurance; the Management Fee; and all other costs and expenses that

Tenant is obligated to pay under this Lease (all such costs and expenses other than Base Rent are referred to herein collectively, “Additional Rent”). Landlord covenants and agrees that Landlord shall pay the costs and expenses for which Landlord has collected Additional Rent as and when due. Tenant shall not be responsible or otherwise obligated to pay Landlord for any late fees, interest, penalties or other charges resulting from Landlord’s failure to make such payments when due.

4.6     Monthly Deposits for Taxes, Insurance and Management Fee. Tenant will pay to Landlord monthly in advance, without notice, commencing on the Commencement Date and on the first day of each month thereafter, amounts as hereinafter specified, for payment of Taxes and Assessments (defined in Section 5.1), Landlord’s Insurance (defined in Section 6.2), the Management Fee (defined in Section 7.2), and any other charges payable with respect to the Premises hereunder as Additional Rent (collectively “Monthly Deposits”). The Monthly Deposits shall each be equal to 1/12 of the amounts, as reasonably estimated and re-estimated from time to time by Landlord, of the annual Taxes and Assessments, annual Landlord’s Insurance premiums, and annual Management Fee payable with respect to the Property. Landlord shall submit to Tenant before the beginning of each calendar year during the Term, or as soon thereafter as reasonably practicable, a statement of Landlord’s estimate of Monthly Deposits due from Tenant during such calendar year. If Landlord fails to give Tenant notice of its estimated Monthly Deposits due for any calendar year, then Tenant shall continue making estimated Monthly Deposits in accordance with the estimate for the previous calendar year until a new estimate is provided. If Landlord determines that, because of unexpected increases in Taxes and Assessments or Landlord’s Insurance, Landlord’s estimate of the Monthly Deposits was too low, then Landlord shall have the right to give a new statement thereof due from Tenant for the balance of the applicable calendar year and bill Tenant for any deficiency, which amount Tenant shall pay within thirty (30) days. Tenant shall thereafter pay estimated Monthly Deposits based on such new statement. If Tenant so requests in writing within thirty (30) days after receipt of a new statement, Landlord shall furnish Tenant with a copy of invoices or receipts for the expenses giving rise to Landlord’s re-estimation of Monthly Deposits.

4.7     Reconciliation Statement. Within ninety (90) days after the expiration of each calendar year during the Term, or as soon thereafter as is reasonably practicable, Landlord shall submit a statement (the “Reconciliation Statement”) to Tenant showing the actual Taxes and Assessments and Landlord’s Insurance premiums due from Tenant for such calendar year. If for any calendar year, Tenant’s estimated payments therefor exceed the actual amount due from Tenant, then Landlord shall give Tenant a credit in the amount of the overpayment toward Tenant’s next monthly payments of Monthly Rent (until exhausted), or, in the event the Lease has expired or terminated and no Default by Tenant exists, Landlord shall pay Tenant the total amount of such excess upon delivery of the Reconciliation Statement to Tenant. If for any calendar year, Tenant’s estimated payments are less than the actual amount due from Tenant, then Tenant shall pay the total amount of such deficiency to Landlord within thirty (30) days after receipt of the Reconciliation Statement from Landlord. If Tenant so requests in writing within thirty (30) days after receipt of the Reconciliation Statement for a calendar year, Landlord shall furnish Tenant with a copy of invoices or receipts for Taxes and Assessments and Landlord’s Insurance for such calendar year. Landlord’s and Tenant’s obligations with respect to any overpayment or underpayment of Taxes and Assessments and Landlord’s Insurance shall survive the expiration or termination of this Lease.

4.8     Security Deposit. Upon execution of this Lease by Tenant, Tenant shall deposit with Landlord the amount specified as a security deposit in the Summary of Basic Lease Terms (the “Security Deposit”). The amount of the Security Deposit shall be decreased by $100,000 every twelve (12) months following the Commencement Date (i.e., date of first $100,000 reduction would be October 1, 2020), so long as Tenant has not had any uncured event of default during the prior twelve (12) month period. The Security Deposit shall be retained by Landlord and may be applied by Landlord, to the extent necessary, to pay and cover any loss, cost, damage or expense, including attorneys’ fees, sustained by Landlord by reason of the failure of Tenant to comply with any provisions, covenant or agreement of Tenant contained in this Lease. To the extent not necessary to cover such loss, cost, damage or expense, the Security Deposit, without any interest thereon, shall be returned to Tenant within 60 days after expiration of the Lease Term or the date Tenant surrenders the Premises to Landlord in the condition required hereunder, whichever is later; provided, however, that Landlord may also deduct any amount from the Security Deposit Landlord estimates may be required to cover any shortfall in Monthly Deposits made by Tenant in the final year of the Lease until such time as Landlord has completed its annual Additional Rent reconciliation for such year. The Security Deposit shall not be considered as an advance payment of rent or as a measure of the loss, cost, damage or expense which is or may be sustained by Landlord. In the event all or any portion of the Security Deposit is applied by Landlord to pay any such loss, cost, damage or expense, Tenant shall, from time to time, within five (5) business day of receipt of Landlord’s written demand, deposit with Landlord such amounts as may be necessary to replenish the Security Deposit to its original amount.

4.9     General Provisions as to Monthly Deposits and Security Deposit. Landlord shall not be required to hold the Security Deposit in an escrow or trust deposit account, and Landlord shall not commingle the Monthly Deposits with Landlord’s own funds. Landlord shall not be obligated to pay interest to Tenant on account of the Monthly Deposits and Security Deposit. In the event of a transfer by Landlord of Landlord’s interest in the Premises to a third party, Landlord shall deliver the Monthly Deposits and Security Deposit to the transferee of Landlord’s interest, and Landlord shall thereupon be discharged from any further liability to Tenant with respect to such Monthly Deposits and Security Deposit. In the event of a transfer by Tenant of Tenant’s interest in the Premises, Landlord shall be entitled to return the Monthly Deposits and Security Deposit to Tenant’s successor in interest, and Landlord shall thereupon be discharged from any further liability with respect to the Monthly Deposits and Security Deposit.

ARTICLE 5

TAXES AND ASSESSMENTS

5.1     Covenant to Pay Taxes and Assessments. Tenant covenants and agrees to pay as Additional Rent all Taxes and proportionate Assessments that accrue during or are attributable to the Lease Term. “Taxes and Assessments” means all taxes, assessments or other impositions, general or special, ordinary or extraordinary, of every kind or nature, which may be levied, assessed or imposed upon or with respect to the Property or any part thereof, or upon any building, improvements or personal property at any time situated thereon, but excluding Landlord’s state or federal income, franchise, estate or inheritance taxes.

5.2     Proration at Commencement and Expiration of Term. Taxes and Assessments shall be prorated between Landlord and Tenant for the year in which the Lease Term commences and for the year in which the Lease Term expires as of, respectively, the Commencement Date and Expiration Date (as extended, if applicable), except as herein provided. Additionally, for the year in which the Lease Term expires, Tenant shall be liable without proration for the full amount of Taxes and Assessments relating to any improvements, fixtures, equipment or personal property that Tenant is required to remove or in fact removes as of the expiration of the Lease Term. Proration of Taxes and Assessments shall be made on the basis of actual Taxes and Assessments. Taxes and Assessments for the years in which the Lease Term commences and expires shall be paid and deposited with the Landlord through Monthly Deposits as hereinabove provided. In the event actual Taxes and Assessments for either year are greater or less than as estimated for purposes of Monthly Deposits, appropriate adjustment and payment shall be made between the parties at the time the actual Taxes and Assessments are known, as may be necessary to accomplish proration, as hereinafter provided, and such obligation shall survive the termination or expiration of this Lease.

5.3     Special Assessments. If any Taxes and Assessments are payable in installments over a period of years, Tenant shall be responsible only for installments for periods during the Lease Term with proration, as above provided, of any installment payable prior to or after expiration of the Lease Term.

5.4     New or Additional Taxes. Tenant’s obligation to pay Taxes and Assessments shall include any Taxes and Assessments of a nature not presently in effect but which may hereafter be levied, assessed or imposed upon Landlord or upon the Property if such tax shall be based upon or arise out of the ownership, use or operation of or the rents received from the Property, other than income taxes or estate taxes of Landlord. For the purposes of computing Tenant’s liability for such new type of tax or assessment, the Property shall be deemed the only property owned by Landlord. Notwithstanding anything to the contrary in the foregoing, Tenant’s obligation to pay any such Taxes and Assessments shall only be attributable to those levied, assessed or imposed for periods during the Lease Term or when Tenant was in possession of the Property.

5.5    Right to Contest Taxes. Landlord shall have the right to contest any Taxes and Assessments. If Landlord does not contest any Taxes and Assessments, then Tenant shall have the right to do so at Tenant’s cost and expense. Landlord, at Tenant’s expense, agrees to execute and deliver to Tenant any commercially reasonable documents that may be necessary or proper to permit Tenant to contest any such Taxes and Assessments. Landlord shall pay to or credit Tenant with any abatement, reduction or recovery of any Taxes and Assessments attributable to the Lease Term less all costs and expenses incurred by Landlord, including attorneys’ fees, in connection with pursuing such abatement, reduction or recovery.

ARTICLE 6

INSURANCE

6.1    Casualty Insurance. Landlord covenants and agrees to obtain and keep in full force and effect during the Lease Term property insurance including “special form” coverage with respect to the Property, in an amount equal to the full replacement cost thereof, with coinsurance clauses of no less than ninety percent (90%), and with coverage, at Landlord’s option, by endorsement or otherwise, for all risks, flood, vandalism and malicious mischief, sprinkler leakage, boilers, and loss of rents and with a deductible in the amount for each occurrence as Landlord, in its reasonable discretion, may determine from time to time (“Casualty Insurance”). Casualty Insurance obtained by Landlord will not name Tenant as an insured party, but will, at Landlord’s option, name any mortgagee or holder of a deed of trust as an insured party as its interest may appear. Any Casualty Insurance coverage Landlord obtains pursuant to this Section 6.1 shall contain a waiver of rights of subrogation as among Tenant, Landlord and the holder of any such mortgage or deed of trust. Tenant covenants and agrees to pay, as Additional Rent, the cost of Casualty Insurance obtained by Landlord, and to pay, as Additional Rent, the cost of any deductible paid under such Casualty Insurance for any processed claim. Tenant shall be responsible for obtaining, at Tenant’s cost and expense, insurance coverage for personal property and Changes or other leasehold improvements made by Tenant, and for business interruption of Tenant.

6.2     Liability Insurance. Tenant covenants and agrees to obtain and keep in full force and effect during the Lease Term, and to pay the premiums and costs of, commercial general liability insurance (“Liability Insurance”) covering public liability for claims for bodily injury, personal injury, and property damage with respect to the use and operation of the Premises and the Property by Tenant, with minimum limits of $2,000,000 each occurrence and $5,000,000 general aggregate, a portion of which may be provided through an excess policy. Landlord may also obtain and keep in full force and effect during the Lease Term liability insurance covering public liability with respect to the ownership, use and operation of the Property (any such liability insurance and the Casualty Insurance, collectively, the “Landlord’s Insurance”). Tenant covenants and agrees to pay the premiums and costs of Landlord’s Insurance as Additional Rent hereunder.

6.3     Other Insurance. Tenant covenants and agrees to obtain and keep in full force and effect during the Lease Term, and to pay the premiums and costs of, reasonable other types of insurance relating to the Property or Tenant’s occupancy, use and operation of the Premises that Landlord or any mortgagee or holder of a deed of trust on the Property may hereafter reasonably require. Tenant shall cause such other insurance to be in effect within 30 days after receipt of written notice from Landlord.

6.4     General Provisions Respecting Insurance. Except as otherwise approved in writing by Landlord, all insurance obtained by Tenant shall (a) be on forms and with insurers approved by Landlord, which approval shall not be unreasonably withheld; (b) name Landlord, Landlord’s managers and agents, and the holder of any mortgage or deed of trust encumbering the Property as additional insured with respect to liability insurance, as their interests may appear; (c) contain a waiver of rights of subrogation as among Tenant, Landlord and the holder of any such mortgage or deed of trust; (d) provide coverage on an occurrence basis; and (e) provide, by certificate of insurance or otherwise, proof of coverage. Tenant shall promptly notify Landlord in writing if it receives any notice that insurance coverage will be canceled or reduced. Certificates of insurance obtained by Tenant shall be delivered to Landlord who may deposit the same with the holder of any such first mortgage or deed of trust.

6.5     Cooperation in the Event of Loss. Landlord and Tenant shall cooperate with each other in the collection of any insurance proceeds which may be payable in the event of any loss,

including the execution and delivery of any proof of loss or other actions required to effect recovery.

ARTICLE 7

UTILITY, OPERATING, MAINTENANCE AND REPAIR EXPENSES; MANAGEMENT FEE

7.1     Utility Charges. Tenant covenants and agrees to contract in Tenant’s own name and to pay directly to the providers thereof, all charges for water, sewage, disposal, storm drainage fees, gas, electricity, light, heat, power, telephone or other utility services used, rendered or supplied to or for the Premises.

7.2     Operating Expenses; Management Fee. Tenant covenants and agrees to perform or contract for those services required to operate, repair and maintain the Property as defined in Section 7.3 herein, and to pay for all costs and expenses related thereto. Tenant shall pay to Landlord, as Additional Rent, a commercially reasonable and market rate management fee that is no more than five percent (5%) of the gross rents collected (“Management Fee”) for Lease administration obligations of Landlord as required herein. Landlord agrees that annual increases to controllable Operating Expenses shall not exceed four percent (4%) per year. For purposes of this Lease, “Controllable Operating Expenses” means all Operating Expenses other than Real Estate Taxes and Insurance, including deductibles, weather-related maintenance and repair expenses (including snow removal), utilities costs and expenses, maintenance and repair expenses, expenses incurred to comply with governmental requirements becoming effective or applicable after the Effective Date, and any other expenses not reasonably within the control of Landlord.

7.3     Tenant’s Maintenance Obligation. Except as set forth in Section 7.4 below, Tenant, at its sole cost and expense, will maintain, repair, replace and keep the Property and Premises and all improvements, fixtures and personal property thereon in good, safe and sanitary condition, order and repair and in accordance with all applicable laws, ordinances, orders, rules and regulations of governmental authorities having jurisdiction. Without limiting the generality of the foregoing, Tenant will perform or contract for and promptly pay for all necessary or appropriate maintenance and repairs of the HVAC systems, signage, doors, and glass, within the premises, and for trash and garbage disposal, janitorial and cleaning services, security services, interior painting, window washing, replacement of light bulbs and light fixtures. All maintenance and repairs (as set forth above) are to be performed by Tenant and shall be done promptly, in a good and workmanlike fashion. Landlord is responsible for the delivery, appropriate maintenance and repairs of the plumbing, electrical and other systems to the Premises from a public source; provided, however, that Tenant will promptly pay for such services once delivered to the Premises.

7.4     Landlord’s Maintenance Obligation. Landlord will maintain and repair the Parking Area (including, without limitation, seal coats, striping and resurfacing/repaving), Building roof, landscaping, irrigation system, exterior painting, and snow removal; however, such costs shall be passed through to the Tenant as a part of the Operating Expenses as defined in Section 4.4 and 4.5 herein. This Lease is a NNN lease, and the Landlord is responsible only for costs associated with the actual replacement of HVAC units, foundations and load-bearing walls of the Building, roof replacement, and parking lot replacement; provided, however, that, Tenant’s obligations to pay for the following repairs in any given year will be split over two years except in the final year of the Lease as follows: HVAC unit repairs in excess of $2,500, roof repairs in excess of $5,000, and parking lot repaving and repairs in excess of $5,000. In the event Landlord incurs any other costs or expenses relating to maintenance or repairs to the Premises or the Property, Tenant shall pay or reimburse Landlord for any such costs or expenses within 30 days of receiving notice thereof.

ARTICLE 8

OTHER COVENANTS OF TENANT

8.1     Limitation on Use by Tenant. Tenant covenants and agrees to use the Premises only for the use or uses set forth as Permitted Uses by Tenant in the Summary of Basic Lease Terms and for no other purposes, except with the prior written consent of Landlord. Landlord has made no investigation of and makes no representations or warranties whatsoever regarding the permissibility of Tenant’s Permitted Uses under applicable zoning or land use laws, rules, regulations or approvals.

8.2     Compliance with Laws. Tenant covenants and agrees that at all times during the Lease Term, Tenant’s use of the Premises shall be in compliance with all zoning, land use and other applicable laws, rules and regulations with respect thereto, and that nothing shall be done or kept on the Property in violation of any law, ordinance, order, rule or regulation of any governmental authority having jurisdiction, and that the Property shall be used, kept and maintained in compliance with any such law, ordinance, order, rule or regulation and with the certificate of occupancy issued for the Building.

8.3     Compliance with Insurance Requirements. Tenant covenants and agrees that nothing shall be done or kept on the Property which might impair or increase the cost of insurance maintained with respect to the Premises, which might increase the insured risks or which might result in cancellation of any such insurance.

8.4     No Waste or Impairment of Value. Tenant covenants and agrees that nothing shall be done or kept on the Property that might impair the value of the Property, or which would constitute excessive wear and tear or waste.

8.5     No Overloading. Tenant covenants and agrees that nothing shall be done or kept on the Property and that no improvements, changes, alterations, additions, maintenance or repairs shall be made to the Property which might (a) impair the structural soundness of the Building, Improvements or Parking Area, (b) result in an overload of electrical lines serving the Building or cause excessive tripping of circuit breakers, (c) interfere with any telephone lines or equipment or any other electric or electronic equipment in the Building or on any adjacent or nearby property, (d) place excessive demands on or exceed the capacity of the water lines or sewer lines servicing the Building, or (e) in any other way overload any portion of the Premises or any equipment or facilities servicing the same. In the event of violations hereof, Tenant covenants and agrees to immediately remedy the violation at Tenant’s expense and in compliance with all requirements of governmental authorities and insurance underwriters.

8.6     No Nuisance, Noxious or Offensive Activity. Tenant covenants and agrees that nothing shall be done or kept on the Property that may be or become a public or private nuisance or which may cause unreasonable disturbance or annoyance to others on adjacent or nearby property. Tenant covenants and agrees that it will not use or permit to be used any part of the Premises for: (a) any adult book store or a store or any other establishment primarily selling or exhibiting pornographic materials or a store or club permitting the partial or complete exposure of any human genitalia, or topless or bottomless entertainment; (b) the sale of paraphernalia for use with illicit drugs or marijuana; or (c) growing, storing, selling or otherwise supplying, using or consuming illicit drugs or marijuana.

8.7     No Annoying Lights, Sounds or Odors. Tenant covenants and agrees that no light shall be emitted from the Premises which is unreasonably bright or causes unreasonable glare; no sound shall be emitted from the Premises which is unreasonably loud or annoying; and no odor shall be emitted from the Premises which is or might be noxious or offensive to others on adjacent or nearby property.

8.8     No Unsightliness. Tenant covenants and agrees that no unsightliness shall be permitted on the Property that is visible from any adjacent or nearby property. Without limiting the generality of the foregoing, all unsightly conditions, equipment, objects and conditions shall be kept enclosed within the Premises; no refuse, scrap, debris, garbage, trash, bulk materials or waste shall be kept, stored or allowed to accumulate on the Premises or the Property in an unsightly manner; and all pipes, wires, poles, antennas and other facilities for utilities or the transmission or reception of audio or visual signals or electricity shall be kept and maintained underground or enclosed within the Premises or appropriately screened from view.

8.9     No Animals. With the exception of certain pets pre-approved by Tenant for permission on the Property during working hours only, Tenant covenants and agrees that no animals shall be permitted or kept on the Property; provided, however, that nothing herein shall be construed as prohibiting qualified service animals which may not be legally excluded from the Premises pursuant to the Americans with Disabilities Act or any similar law, rule or regulation applicable to the Premises.

8.10   Restriction on Signs and Exterior Lighting. No directory or suite signature exists; however, Tenant shall be permitted (at its sole cost and expense) to use the monuments signs on the South and East sides of the Property. Tenant covenants and agrees that no other signs or advertising devices of any nature shall be erected or maintained by Tenant on the Property and no exterior lighting shall be permitted on the Property except as approved in writing by Landlord, which approval shall not be unreasonably withheld. All signage and lighting shall comply with applicable laws and covenants. Tenant shall remove all of its signage at the end of the Term and repair any damage caused by such removal.

8.11     No Violation of Covenants. Tenant covenants and agrees not to commit, suffer or permit any violation of any covenant, condition or restriction affecting the Property, including those Rules and Regulations for the Building which are attached hereto as Exhibit C and which may be revised by Landlord from time to time.

8.12  Restriction on Changes and Alterations. Tenant covenants and agrees not to improve, change, alter, add to, remove or demolish any Improvements (collectively, “Changes”) having a cost or value in excess of $5,000.00, or that affect the structural elements, building systems or foundations of the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, and unless Tenant complies with all conditions which may be imposed by Landlord, in its reasonable discretion, in connection with such consent. Tenant shall pay to Landlord the reasonable costs and expenses of Landlord for architectural, engineering, legal or other consultants that may be reasonably incurred by Landlord in determining whether to approve any such Changes. Landlord’s consent to any Changes and the conditions imposed in connection therewith shall be subject to all requirements and restrictions of any holder of a mortgage or deed of trust encumbering the Property. If such consent is given, no such Changes shall be permitted unless: (a) Tenant shall have procured and paid for all necessary permits and authorizations from any governmental authorities having jurisdiction; (b) such Changes will not reduce the value of the Property, and will not affect or impair existing insurance on the Property; and (c) Tenant, at Tenant’s sole cost and expense, shall maintain or cause to be maintained workmen’s compensation insurance covering all persons employed in connection with the work and obtain liability insurance covering any loss or damage to persons or property arising in connection with any such Changes and such other insurance or bonds as Landlord may reasonably require. Tenant covenants and agrees that any such Changes approved by Landlord shall be completed with due diligence and in a good and workmanlike fashion and in compliance with all conditions imposed by Landlord and all applicable permits, authorizations, laws, ordinances, orders, rules and regulations of governmental authorities having jurisdiction, and that the costs and expenses with respect to such Changes shall be paid promptly when due and that the Changes shall be accomplished free of liens of mechanics and materialmen. Tenant covenants and agrees that all such Changes shall become the property of the Landlord at the expiration of the Lease Term or, if Landlord so requests, Tenant shall, at or prior to expiration of the Lease Term and at its sole cost and expense, remove such Changes and restore the Property to its condition prior to such Changes.

8.13   No Mechanics’ Liens. Tenant covenants and agrees not to permit or suffer, and to cause to be removed and released, any mechanic’s, materialmen’s or other lien on account of supplies, machinery, tools, equipment, labor or material furnished or used in connection with the construction, alteration, improvement, addition to or repair of the Premises by, through or under Tenant. If a lien is filed, Tenant shall within fifteen (15) days after receipt of notice thereof, at Landlord’s option, remove the lien by paying it in full, furnish Landlord a bond sufficient to discharge the lien or deposit in an escrow approved by Landlord 150% of the amount of such lien. At least fifteen (15) days prior to any Changes, Tenant shall provide written notice to Landlord of the date of commencement of any Changes. Prior to the commencement of any Changes, Tenant shall post in conspicuous locations and maintain on the Premises Notices of Owner’s Non-Liability in the form attached hereto as Exhibit A or in such other form as Landlord may from time to time require in writing.

8.14   No Other Encumbrances. Tenant covenants and agrees not to obtain any financing secured by Tenant’s interest in the Premises and not to encumber the Property or Landlord’s or Tenant’s interest therein, without the prior written consent of Landlord, and to keep the Property free from all liens and encumbrances by, through or under Tenant.

8.15   Subordination to Landlord Mortgages. Tenant covenants and agrees that this Lease and Tenant’s interest in the Premises shall be junior and subordinate to any mortgage or deed of trust now or hereafter encumbering the Property, provided that such subordination shall be conditioned on any mortgagee under a mortgage, beneficiary under a deed of trust and their successors-in-interest agreeing that this Lease and the rights of Tenant hereunder shall not be disturbed and shall continue in full force and effect so long as an uncured Default by Tenant has not occurred. In the event of a foreclosure of any such mortgage or deed of trust, Tenant shall attorn to the party acquiring title to the Property as the result of such foreclosure. Tenant covenants and agrees, within 10 business days after receipt of written request from Landlord, to execute a commercially reasonable Subordination, Nondisturbance and Attornment Agreement as may be necessary or appropriate to confirm and establish this Lease as subordinate to any such mortgage or deed of trust in accordance with the foregoing provisions. Alternatively, Tenant covenants and agrees that, at the option of any mortgagee or beneficiary under a deed of trust, Tenant shall within 10 business days after receipt of written request therefor execute and deliver such commercially reasonable documents as may be necessary to establish this Lease and Tenant’s interest in the Premises as superior to any such mortgage or deed of trust. If Tenant fails to execute any documents as required under the provisions hereof, Tenant hereby makes, constitutes and irrevocably appoints Landlord as Tenant’s attorney in fact and in Tenant’s name, place and stead to execute any such document.

8.16    Assignment or Subletting. Tenant shall have the right to sublease or assign this Lease to a parent, subsidiary, affiliate, or other entity controlling or in common control with Tenant (collectively, an “Affiliate”) upon prior written notice to Landlord but without the requirement of prior written consent so long as the entity is of equal or better financial strength and provides a security deposit equal to the current security deposit being held by Landlord or $400,000, whichever is greater (unless otherwise agreed by the Landlord, at Landlord’s sole discretion) acceptable to Landlord and Landlord has been provided with a copy of such Affiliate’s financials prior to execution of the sublease or assignment. Except for a Transfer by Tenant to an Affiliate as set forth above, Tenant covenants and agrees not to make or permit a Transfer by Tenant, as hereinafter defined, without Landlord’s prior written consent, which consent shall not be unreasonably withheld. A “Transfer by Tenant” shall include an assignment of this Lease, a sublease of all or any part of the Premises, any transfer of 30% or more of the voting stock or interests of Tenant, or any assignment, sublease, license, franchise, transfer, mortgage, pledge or encumbrance of all or any part of Tenant’s interest under this Lease or in the Premises, by operation of law or otherwise, or the use or occupancy of all or any part of the Premises by anyone other than Tenant. Except as otherwise provided herein, any such Transfer by Tenant without Landlord’s written consent shall be void and shall constitute a default under this Lease. In the event Landlord consents to any Transfer by Tenant, Tenant shall not be relieved of its obligations under this Lease and Tenant shall remain liable, jointly and severally and as a principal, and not as a guarantor or surety, under this Lease to the same extent as though no Transfer by Tenant had been made. The acceptance of rent by Landlord from any person other than Tenant shall not be deemed to be a waiver by Landlord of the provisions of this Section or of any other provision of this Lease and any consent by Landlord to Transfer by Tenant shall not be deemed a consent to any subsequent Transfer by Tenant. Landlord shall be entitled to consider any reasonable factor in giving or withholding its consent to a proposed Transfer by Tenant.

Tenant covenants and agrees that in the event Landlord consents to a sublease by Tenant, Tenant and Tenant’s subtenant shall enter into the form of agreement then being used by Landlord for subleases, and in the event Landlord consents to an assignment, Tenant and Tenant’s assignee shall enter into the form of agreement then being used by Landlord for assignments. In the event Tenant or Tenant’s transferee requests any changes or revisions to any such agreement, Tenant shall pay to Landlord, within 10 days after demand by Landlord, the reasonable costs and expenses of Landlord in connection with any request by Tenant for consent to a Transfer, including attorneys’ fees.

8.17    Annual Financial Statements. Tenant covenants and agrees to furnish to Landlord, within fifteen (15) days after Landlord’s written request, copies of Tenant’s most recent year-end financial statements and year-to-date financial statements through the end of the preceding calendar month. Other than as required by a potential lender, mortgagee, investor or purchaser, Landlord covenants and agrees that it will not deliver or otherwise share such financial statements with any third party. The financial statements shall include a balance sheet as of the end of, and a statement of profit and loss for, the periods described herein and, if regularly prepared by Tenant, a statement of sources and use of funds for the preceding fiscal year of Tenant.

8.18    Payment of Income and Other Taxes. Tenant covenants and agrees to pay promptly when due all personal property taxes on personal property of Tenant on the Premises and all federal, state and local income taxes, sales taxes, use taxes, Social Security taxes, unemployment taxes and taxes withheld from wages or salaries paid to Tenant’s employees, the nonpayment of which might give rise to a lien on the Premises or Tenant’s interest therein, and to furnish, if requested by Landlord, evidence of such payments.

8.19    Estoppel Certificates. Tenant covenants and agrees to execute, acknowledge and deliver to Landlord, upon Landlord’s written request, a written estoppel certificate certifying that this Lease is unmodified (or, if modified, stating the modifications) and in full force and effect; stating the dates to which Base Rent has been paid, stating the amount of the Security Deposit held by Landlord; stating the amount of the Monthly Deposits held by Landlord for the then calendar year; stating whether or not Landlord is in default under this Lease (and, if so, specifying the nature of the default); and stating such other matters concerning this Lease as Landlord may reasonably request. Tenant agrees that such statement may be delivered to and relied upon by any existing or prospective mortgagee or purchaser of the Property; provided, however, that any such reliance will be subject to Tenant’s knowledge and statements made in the estoppel certificate as of the date of that estoppel certificate. Further, such estoppel certificate shall not be deemed to alter or modify any terms of this Lease with the exception of any attornment to the party acquiring the Property. Tenant agrees that a failure to deliver such a statement within 10 business days after written request from Landlord shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord; that there are no uncured defaults by Landlord under this Lease; and that any representations by Landlord with respect to Base Rent, the Security Deposit and Monthly Deposits are true. In the event Tenant requests any changes or revisions to any estoppel certificate, Tenant shall pay to Landlord, within 10 days after demand by Landlord, the reasonable costs and expense Landlord incurred in excess of $1,000 (if any) in connection with the negotiation, drafting and revision of such estoppel certificate, including attorneys’ fees.

8.20    Landlord Right to Inspect and Show Premises and to Install “For Sale” Signs. Tenant covenants and agrees that Landlord and its authorized representatives shall have the right to enter the Premises at any reasonable time upon reasonable prior telephonic or email notice to Tenant for the purposes of inspecting the same or performing any other obligations of Tenant that Tenant has failed to perform hereunder within the applicable cure period set forth in Article 12 below, or for the purposes of showing the Premises to any existing or prospective mortgagee, purchaser or (if during the last nine (9) months of the Lease Term or any extension thereof) lessee of the Premises. Tenant covenants and agrees that Landlord may at any time and from time to time place on the Property a sign advertising the Property for sale or (if during the last nine (9) months of the Lease Term or any extension thereof) for lease. Landlord shall make commercially reasonable efforts to give Tenant advance notice of entry and to avoid any unreasonable disturbance of Tenant’s use and enjoyment of the Premises.

8.21    Landlord Title to Fixtures, Improvements and Equipment/Tenant Purchase of Certain FF&E. Tenant covenants and agrees that all fixtures and improvements on the Premises (excluding Tenant’s Equipment, defined below and the FF&E sold to Tenant) including all plumbing, heating, lighting, electrical and air conditioning fixtures and equipment, whether or not attached or affixed to the Premises, and whether now or hereafter located upon the Premises, shall be and remain the property of the Landlord upon expiration of the Lease Term. Concurrently with the Effective Date and subject to Landlord’s acquisition of the FF&E from the prior Tenant, Tenant agrees to purchase for $26,882 certain FF&E as identified in Exhibit D and to be conveyed by through Bill of Sale in the form also included as part of Exhibit D. The purchased FF&E is and shall become part of Tenant’s Equipment as defined in Section 8.22 below.

8.22    Removal of Tenant’s Equipment. Unless otherwise agreed by the parties, in writing, Tenant covenants and agrees to remove, at or prior to the expiration or earlier termination of the Term, all movable trade fixtures, equipment, apparatus, machinery, signs, furniture, furnishings and personal property used in the operation of the business of Tenant or purchased and used by Tenant in connection with the use and operation of the Premises (collectively, “Tenant’s Equipment”). If such removal shall injure or damage the Premises, Tenant covenants and agrees, at its sole cost and expense, at or prior to the expiration or earlier termination of the Term, to repair such injury and damage in good and workmanlike fashion and to place the Premises in the same condition as the Premises would have been if such Tenant’s Equipment had not been installed. If Tenant fails to remove any Tenant’s Equipment as required hereunder, Landlord may, at its option, keep and retain any such Tenant’s Equipment or dispose of the same and retain any proceeds therefrom, and Tenant shall reimburse Landlord for any costs or expenses of Landlord in removing the same and in restoring the Premises in excess of the actual proceeds, if any, received by Landlord from disposition thereof. Tenant releases and discharges Landlord from any and all claims and liabilities of any kind arising out of Landlord’s disposition of Tenant’s Equipment. Tenant shall not be required to remove any approved alterations in the Premises at the end of the term including data and phone cabling.

8.23    Tenant Indemnification of Landlord. Tenant covenants and agrees to protect, indemnify, defend and hold harmless Landlord from and against all liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’ fees, imposed upon, incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of any person or loss of or damage to any property occurring on or about the Premises or Property; (b) any act or omission of Tenant or Tenant’s officers, employees, agents, guests or invitees or of anyone claiming by, through or under Tenant; (c) any use which may be made of, or condition existing upon, the Premises or Property; (d) any improvements, fixtures or equipment upon the Premises or Property; (e) any violation of any law, ordinance, order, rule or regulation of governmental authorities having jurisdiction by Tenant or Tenant’s officers, employees, agents, guests or invitees or by anyone claiming by, through or under Tenant; and (f) any repairs or maintenance of Changes to the Property made or caused to be made by, through or under Tenant. Tenant further covenants and agrees that, in case any action, suit or proceeding is brought against Landlord by reason of any of the foregoing, Tenant will, at Tenant’s sole cost and expense, pay all costs and expenses to defend Landlord in any such action, suit or proceeding with counsel of Landlord’s choosing.

8.24   Liability of Landlord. Landlord covenants and agrees to protect, indemnify, defend and hold harmless Tenant from and against all liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’ fees, imposed upon, incurred by or asserted against Tenant by reason of Landlord’s negligence or willful misconduct. Notwithstanding anything to the contrary contained in this Lease, Landlord, its beneficiaries, successors and assigns, shall not be personally liable with respect to any of the terms, covenants and conditions of this Lease, and Tenant shall look solely to the equity of Landlord in the Property in the event of any default or liability of Landlord under this Lease, such exculpation of liability to be absolute and without any exception whatsoever.

8.25    Release upon Transfer.

8.25.1     Release upon Transfer by Landlord. In the event of a Transfer by Landlord of the Property or of Landlord’s interest as Landlord under this Lease, Landlord’s successor or assignee shall take subject to and be bound by this Lease and, in such event, Tenant covenants and agrees that Landlord shall be released from all obligations of Landlord under this Lease, except obligations which arose and matured prior to such Transfer by Landlord; that Tenant shall thereafter look solely to Landlord’s successor or assign for satisfaction of the obligations of Landlord under this Lease; and that, upon demand by Landlord or Landlord’s successor or assign, Tenant shall attorn to such successor or assign.

8.25.2     Release upon Transfer by Tenant. In the event of a Transfer by Tenant of Tenant’s interest as Tenant under this Lease, Tenant’s successor or assignee shall take subject to and be bound by this Lease and, in such event, Landlord covenants and agrees that Tenant shall be released from all obligations of Tenant under this Lease, except obligations which arose and matured prior to such Transfer by Tenant; that Landlord shall thereafter look solely to Tenant’s successor or assign for satisfaction of the obligations of Tenant under this Lease.

8.26    Monitoring Equipment. Should equipment for monitoring fire systems and/or security systems be deemed necessary by Tenant or Landlord or be required for the Premises by federal, state or local governing agencies because of Tenant’s equipment, the nature of Tenant’s business or Tenant’s modification of the Premises, Tenant shall be responsible for installation of such monitoring system, for any required building permits, monthly monitoring fees, and any fines, penalties or other charges for false alarms.

ARTICLE 9

ENVIRONMENTAL MATTERS

9.1     Definitions.

9.1.1     Hazardous Material. “Hazardous Material” means any substance:

9.1.1.1     which is or becomes defined as a “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “pollutant” or “contaminant” under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.); or

9.1.1.2     which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of Colorado or any political subdivision thereof; or

9.1.1.3     the presence of which on the Premises causes or threatens to cause a nuisance upon the Premises or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Premises, including radon gas; or

9.1.1.4     which contains gasoline, diesel fuel or other petroleum hydrocarbons; or

9.1.1.5     which contains polychlorinated bipheynls (PCBs), asbestos or urea formaldehyde foam insulation.

9.1.2     Environmental Requirements. “Environmental Requirements” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment.

9.1.3     Environmental Damages. “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ fees and disbursements and consultants’ and witnesses’ fees, any of which are incurred at any time as a result of the existence of Hazardous Material upon, about, beneath the Premises or migrating or threatening to migrate to or from the Premises, or the existence of a violation of Environmental Requirements pertaining to the Premises.

9.2     Tenant’s Obligation to Indemnify, Defend and Hold Harmless. Tenant, its successors and assigns, agrees to indemnify, defend, reimburse and hold harmless the following persons from and against any and all Environmental Damages arising from activities of Tenant or its employees, agents, contractors, subcontractors, guests, licensees or invitees which (1) result in the presence of Hazardous Materials upon, about or beneath the Property or migrating to or from the Property, or (2) result in the violation of any Environmental Requirements pertaining to the Property and the activities thereon:

9.2.1     Landlord;

9.2.2     any other person who acquires an interest in the Premises through Landlord in any manner, including but not limited to purchase at a foreclosure sale or otherwise; and

9.2.3     the directors, officers, shareholders, employees, partners, agents, contractors, subcontractors, experts, licensees, affiliates, lessees, mortgagees, trustees, heirs, devisees, successors, assigns, guests and invitees of such persons.

This obligation shall include, but not be limited to, the burden and expense of investigating and defending all claims, suits and administrative proceedings (with counsel reasonably approved by the indemnified parties), including attorneys’ fees and expert witness and consulting fees, even if such claims, suits or proceedings are groundless, false or fraudulent, and conducting all negotiations of any description, and paying and discharging, when and as the same become due, any and all judgments, penalties or other sums due against such indemnified persons, and all such expenses incurred in enforcing the obligation to indemnify. Tenant, at its sole expense, may employ additional counsel of its choice to associate with counsel representing the indemnified parties.

9.3     Tenant’s Obligation to Remediate. Notwithstanding the obligation of Tenant to indemnify Landlord pursuant to this agreement, Tenant shall, upon demand of Landlord, and at its sole cost and expense, promptly take all actions to remediate the Property that are reasonably necessary to mitigate Environmental Damages or to allow full economic use of the Property, or are required by Environmental Requirements, which remediation is necessitated by the (1) introduction of a Hazardous Material upon, about or beneath the Property or (2) a violation of Environmental Requirements, either of which is caused by the actions of Tenant, its employees, agents, contractors, subcontractors, guests, invitees or licensees. Tenant shall promptly provide to Landlord copies of testing results and reports that are generated in connection with the above activities, and copies of any correspondence with any governmental entity related to such activities.

9.4     Notification. If Tenant shall become aware of or receive notice or other communication concerning any actual, alleged, suspected or threatened violation of Environmental Requirements, or liability of Tenant for Environmental Damages in connection with the Premises or past or present activities of any person thereon, or that any representation set forth in this agreement is not or is no longer accurate, then Tenant shall deliver to Landlord, within 10 days of the receipt of such notice or communication by Tenant, a written description of said violation, liability, correcting information or actual or threatened event or condition, together with copies of any such notice or communication. Receipt of such notice shall not be deemed to create any obligation on the part of Landlord to defend or otherwise respond to any such notification or communication.

9.5     Negative Covenants.

9.5.1     No Hazardous Material on Premises. Except in strict compliance with all Environmental Requirements, Tenant shall not cause, permit or suffer any Hazardous Material to be brought upon, treated, kept, stored, disposed of, discharged, released, produced, manufactured, generated, refined or used upon, about or beneath the Premises by Tenant, its agents, employees, contractors, subcontractors, guests, licensees or invitees or any other person. Tenant shall deliver to Landlord copies of all documents that Tenant provides to any governmental body in connection with compliance with Environmental Requirements with respect to the Premises, such delivery to be contemporaneous with provision of the documents to the governmental agency.

9.5.2     No Violations of Environmental Requirements. Tenant shall not cause, permit or suffer the existence or the commission by Tenant, its agents, employees, contractors, subcontractors or guests, licensees or invitees or by any other person of a violation of any Environmental Requirements upon, about or beneath the Premises or any portion of the Building or Land.

9.6     Landlord’s Right to Inspect and to Audit Tenant’s Records. Upon reasonable prior written notice to Tenant, Landlord shall have the right, but not the duty, to enter and conduct an inspection of the Premises and to inspect and audit Tenant’s records concerning Hazardous Materials at a reasonable time to be mutually scheduled by the parties to determine whether Tenant is complying with the terms of the Lease, including but not limited to the compliance of the Premises and the activities thereon with Environmental Requirements and the existence of Environmental Damages. On the dates and times to be mutually scheduled by the parties, Tenant hereby grants to Landlord the right to enter the Premises and to perform such tests on the Premises as are reasonably necessary in the opinion of Landlord to assist in such audits and investigations. Landlord shall use reasonable efforts to minimize interference with the business of Tenant by such tests inspections and audits, but Landlord shall not be liable for any interference caused thereby.

9.7     Landlord’s Right to Remediate. Should Tenant fail to perform or observe any of its obligations or agreements pertaining to Hazardous Materials or Environmental Requirements, then Landlord shall have the right, but not the duty, without limitation upon any of the rights of Landlord pursuant to this Lease, to enter the Premises personally or through its agents, consultants or contractors and perform the same. Tenant agrees to indemnify Landlord for the costs thereof and liabilities therefrom as set forth in Section 9.2.

9.8     Tenant shall not be responsible for costs and expenses related to Hazardous Material present, discharged, leaked, released, disposed, or emitted in, under, about, from or on the Property prior to the Effective Date in violation of Environmental Requirements and/or any Hazardous Materials present, discharged, leaked, released, disposed, or emitted in, under, about, from, or otherwise made present on the Property by Landlord or its officers, directors, employees and agents during the Term.

9.9     Survival of Environmental Obligations. The rights and obligations of Landlord and Tenant as set forth in this Article 9 and all of its sections shall survive expiration or termination of this Lease.

ARTICLE 10

DAMAGE OR DESTRUCTION

10.1    Notice of Damage to Premises. If any portion of the Property shall be damaged or destroyed by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord (“Tenant’s Notice of Damage”).

10.2    Options to Terminate if Damage is Substantial. Upon receipt of Tenant’s Notice of Damage, Landlord shall promptly proceed to determine the nature and extent of the damage or destruction and to estimate the time necessary to repair or restore the Property. As soon as reasonably possible, Landlord shall give written notice to Tenant stating Landlord’s estimate of the time necessary to repair or restore the Property (“Landlord’s Notice of Repair Time”). If Landlord reasonably estimates that the repair or restoration cannot be completed within one (1) year from the time of Landlord’s Notice of Repair Time, Landlord and Tenant shall each have the option to terminate this Lease. If, however, the damage or destruction was caused by the act or omission of Tenant or Tenant’s officers, employees, agents, guests or invitees or of anyone claiming by, through or under Tenant, Landlord shall have the option to terminate this Lease if Landlord reasonably estimates that the repair or restoration cannot reasonably be completed within one (1) year from the time of Landlord’s Notice of Repair Time, but Tenant shall not have the option to terminate this Lease. Any option granted hereunder shall be exercised by written notice to the other party given within 10 days after Landlord’s Notice of Repair Time. If either Landlord or Tenant exercises its option to terminate this Lease, the Lease Term shall expire 30 days after the notice by either Landlord or Tenant exercising such party’s option to terminate this Lease. Following termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Base Rent and Additional Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of Tenant’s Notice of Damage less the reasonable value of any use or occupation of the Property by Tenant subsequent to the time of Tenant’s Notice of Damage.

10.3    Damage to Building. If the Building shall be damaged or destroyed by fire or other casualty (whether or not the rest of the Property is affected) to the extent of fifty percent (50%) or more of the replacement value thereof and within 30 days after the happening of such damage Landlord shall decide not to reconstruct or rebuild the Building, then upon written notice to Tenant within such 30 days, this Lease shall terminate and Landlord shall refund to Tenant such amounts of Base Rent and Additional Rent paid by Tenant for the period after such damage less the reasonable value of any use or occupation of the Premises by Tenant during such period.

10.4    Obligations to Repair and Restore. If repair and restoration of the Premises can be completed within the period specified in Section 10.2, in Landlord’s reasonable estimation, or if neither Landlord nor Tenant terminate this Lease as provided in Sections 10.2 or 10.3, this

Lease shall continue in full force and effect and Landlord shall proceed forthwith to cause the Premises to be repaired and restored to the condition existing on the date Tenant originally occupied the Premises with reasonable diligence and there shall be abatement of Base Rent and Additional Rent proportionate to the extent of the space and period of time that Tenant is unable to use and enjoy the Premises. Landlord may, at its option, require Tenant to arrange for and supervise the repair and restoration of the Premises, in which case Landlord shall furnish Tenant with the insurance proceeds for such repair and restoration at the time or times such funds are needed, provided such proceeds are sufficient to cover the costs of repair or restoration. Landlord shall have no responsibility or obligation to restore any Changes or other leasehold improvements installed by Tenant. If Tenant elects to restore any such items, Tenant shall be responsible for doing so and may pay for the same with the proceeds of any casualty insurance maintained by Tenant. Landlord and Tenant shall cooperate reasonably and in good faith to coordinate repair and restoration of the Premises and any Tenant improvements at the same time and using the same contractor, if applicable and if reasonably practicable.

10.5   Application of Insurance Proceeds. The proceeds of any Casualty Insurance maintained on the Property by Landlord shall be paid to and become the property of Landlord, subject to any obligation of Landlord to cause the Premises to be repaired and restored and further subject to any rights of a holder of a mortgage or deed of trust encumbering the Property to such proceeds. Landlord’s obligation to repair and restore the Premises provided in this Article 10 is limited to the repair and restoration that can be accomplished with the proceeds of any Casualty Insurance maintained by Landlord on the Property. The amount of any such insurance proceeds is subject to any right of a holder of a mortgage or deed of trust encumbering the Property to apply such proceeds to its secured debt.

ARTICLE 11

CONDEMNATION

11.1    Taking. A “Taking” shall mean the taking of all or any portion of the Premises as a result of the exercise of the power of eminent domain or condemnation for public or quasi-public use or the sale of all or part of the Premises under the threat of condemnation. A “Substantial Taking” shall mean a Taking of twenty-five percent (25%) or more of the area (in square feet) of the Premises. An “Insubstantial Taking” shall mean a Taking that does not constitute a Substantial Taking.

11.2    Termination upon Substantial Taking. If there is a Substantial Taking with respect to the Premises, the Lease Term shall expire on the date of vesting of title pursuant to such Taking. In the event of termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Base Rent and Additional Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of termination of this Lease.

11.3    Restoration upon Insubstantial Taking. In the event of an Insubstantial Taking, this Lease shall continue in full force and effect, Landlord shall proceed forthwith to cause the Premises, less such Taking, to be restored as near as may be to the condition existing on the date Tenant originally occupied the Premises, and there shall be abatement of Base Rent and Additional Rent proportionate to the extent of the space so taken. Landlord may, at its option, require Tenant to arrange for and handle the restoration of the Premises, in which case Landlord shall furnish Tenant with sufficient funds for such restoration at the time or times such funds are needed.

11.4    Right to Award. The total award, compensation, damages or consideration received or receivable as a result of a Taking (“Award”) shall be paid to and be the property of Landlord, including, without limitation, any part of the Award made as compensation for diminution of the value of the leasehold or the fee of the Premises. Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any such Award. Tenant covenants and agrees to execute, immediately upon demand by Landlord, such documents as may be necessary to facilitate collection by Landlord of any such Award. Notwithstanding Landlord’s right to the entire Award, Tenant shall be entitled to any separate award, if any, for the loss of Tenant’s personal property or the loss of Tenant’s business and profits and/or Tenant’s relocation costs.

ARTICLE 12

DEFAULTS BY TENANT

12.1    Defaults Generally. Each of the following shall constitute a “Default by Tenant” under this Lease.

12.2    Failure to Pay Rent or Other Amounts. A Default by Tenant shall exist if Tenant fails to pay Base Rent, Additional Rent, Monthly Deposits or any other amounts payable by Tenant under the terms of this Lease, within three days after such amount is due.

12.3   Violation of Lease Terms. A Default by Tenant shall exist if Tenant breaches or fails to comply with any agreement, term, covenant or condition in this Lease applicable to Tenant, and Tenant does not cure such breach or failure within 15 business days after written notice thereof by Landlord to Tenant, or, if such breach or failure to comply cannot be reasonably cured within such 15-day period, if Tenant shall not in good faith commence to cure such breach or failure to comply within such 15-day period or shall not diligently proceed therewith to completion within 60 days following the occurrence of the breach or failure.

12.4    Nonoccupancy of Premises. A Default by Tenant shall exist if Tenant shall leave the Premises continuously unoccupied without the payment of rent or shall vacate and abandon the Premises.

12.5    Transfer of Interest Without Consent. A Default by Tenant shall exist if Tenant’s interest under this Lease or in the Premises shall be transferred to or pass to or devolve upon any other party without Landlord’s prior written consent.

12.6    Execution and Attachment Against. A Default by Tenant shall exist if Tenant’s interest under this Lease or in the Premises shall be taken upon execution or by other process of law directed against Tenant, or shall be subject to any attachment at the instance of any creditor or claimant against Tenant and said attachment shall not be discharged or disposed of within 30 days after the levy thereof.

12.7  Bankruptcy or Related Proceedings. A Default by Tenant shall exist if Tenant shall file a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States (and Tenant does not assume this Lease in a reorganization proceeding) or under any similar act of any state, or shall voluntarily take advantage of any such law or act by answer or otherwise, or shall be dissolved or shall make an assignment for the benefit of creditors or if involuntary proceedings under any such bankruptcy or insolvency law or for the dissolution of Tenant shall be instituted against Tenant or a receiver or trustee shall be appointed for the Premises or for all or substantially all of the property of Tenant, and such proceedings shall not be dismissed or such receivership or trustee-ship vacated within 90 days after such institution or appointment.

ARTICLE 13

LANDLORD’S REMEDIES

13.1    Remedies Generally. Upon the occurrence of any Default by Tenant, Landlord shall have the right, at Landlord’s election, then or at any time thereafter, to exercise any one or more of the following remedies.

13.2   Cure by Landlord. In the event of a Default by Tenant, Landlord may, at Landlord’s option, but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord may deem necessary or desirable to cure any such Default by Tenant in such manner and to such extent as Landlord may deem necessary or desirable. Landlord may do so without demand on, or written notice to, Tenant and without giving Tenant any opportunity to cure such Default by Tenant. Tenant covenants and agrees to pay to Landlord, within 10 business days after demand, all advances, costs and expenses of Landlord in connection with the making of any such payment or the taking of any such action, including reasonable attorneys’ fees, together with interest as hereinafter provided from the day of payment of any such advances, costs and expenses by Landlord. Action taken by Landlord may include commencing, appearing in, defending or otherwise participating in any action or proceedings and paying, purchasing, contesting or compromising any claim, right, encumbrance, charge or lien with respect to the Premises which Landlord, in its discretion, may deem necessary or desirable to protect its interest in the Premises and under this Lease.

13.3    Termination of Lease and Damages. In the event of a Default by Tenant, Landlord may, at Landlord’s option, terminate this Lease, effective at such time as may be specified by written notice to Tenant, and demand (and, if such demand is refused, recover) possession of the Premises from Tenant. Tenant shall remain liable to Landlord for damages in an amount equal to the Base Rent, Additional Rent and other sums which would have been owing by Tenant hereunder for the balance of the Lease Term, had this Lease not been terminated, less the net proceeds, if any, of reletting of the Premises by Landlord subsequent to such termination, after deducting all of Landlord’s expenses in connection with such recovery of possession or reletting. Landlord shall be entitled to collect and receive such damages from Tenant on the days on which the Base Rent, Additional Rent and other amounts would have been payable if this Lease had not been terminated. Alternatively, at the option of Landlord, Landlord shall be entitled to recover forthwith from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum which, at the time of such termination of this Lease, represents the excess, if any, of (a) the aggregate of the Base Rent, Additional Rent and all other sums payable by Tenant hereunder that would have accrued for the balance of the Lease Term, over (b) the aggregate rental value of the Premises for the balance of the Lease Term, both discounted to present worth at the then applicable federal rate.

13.4    Repossession and Reletting. In the event of Default by Tenant, Landlord may reenter and take possession of the Premises or any part thereof, without demand or notice, and repossess the same and expel Tenant and any party claiming by, under or through Tenant, and remove the effects of both, without breach of the peace, without being liable for prosecution on account thereof or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of rent or right to bring any proceeding for breach of covenants or conditions. No such reentry or taking possession of the Premises by Landlord shall be construed as an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right, following any reentry or reletting, to exercise its right to terminate this Lease by giving Tenant such written notice, in which event the Lease will terminate as specified in said notice. After recovering possession of the Premises, Landlord may, from time to time, but shall not be obligated to, relet the Premises, or any part thereof, for the account of Tenant, for such term or terms and on such conditions and upon such other terms as Landlord, in its absolute discretion, may determine. Landlord may make such repairs, alterations or improvements as Landlord may consider appropriate to accomplish such reletting, and Tenant shall reimburse Landlord upon demand for all costs and expenses, including brokers’ commissions and attorneys’ fees, which Landlord may incur in connection with such reletting. Landlord may collect and receive the rents for such reletting but Landlord shall in no way be responsible or liable for any failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. Notwithstanding Landlord’s recovery of possession of the Premises, Tenant shall continue to pay on the dates herein specified, the Base Rent, Additional Rent and other amounts which would be payable hereunder if such repossession had not occurred. Upon the expiration or earlier termination of this Lease, Landlord shall refund to Tenant any amount, without interest, by which the amounts paid by Tenant, when added to the net amount, if any, recovered by Landlord through any reletting of the Premises, exceeds the amounts payable by Tenant under this Lease. If, in connection with any reletting, the new lease term extends beyond the existing term, or the premises covered thereby include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection therewith will be made in determining the net amount recovered from such reletting.

13.5    Suits by Landlord. Actions or suits for the recovery of amounts and damages payable under this Lease may be brought by Landlord from time to time, at Landlord’s election, and Landlord shall not be required to await the date upon which the Lease Term would have expired to bring any such action or suit.

13.6   Recovery of Landlord Enforcement Costs. All costs and expenses incurred by Landlord in connection with collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable attorneys’ fees, whether or not any action is commenced by Landlord, shall be paid by Tenant to Landlord upon demand.

13.7     Administrative Late Charge. Other remedies for nonpayment of rent notwithstanding, if the Monthly Rent payment is not received by Landlord on or before the third day of the month for which the rent is due, or if any other payment due Landlord by Tenant is not received by Landlord on or before the last day of the month next following the month in which Tenant was invoiced, an Administrative Late Charge of five percent (5%) of such past due amount shall be come due and payable in addition to such amounts owed under this Lease to help defray the additional cost to Landlord for processing such late payments.

13.8     Interest on Past-Due Payments and Advances. Tenant covenants and agrees to pay to Landlord interest on demand at the rate of fifteen percent (15%) per annum, compounded on a monthly basis, on the amount of any Monthly Rent or other charges not paid when due, from the date due and payable, and on the amount of any payment made by Landlord required to have been made by Tenant under this Lease and on the amount of any costs and expenses, including reasonable attorneys’ fees, paid by Landlord in connection with the taking of any action to cure any Default by Tenant, from the date of making any such payment or the advancement of such costs and expenses by Landlord.

13.9   Landlord’s Bankruptcy Remedies. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any statute or rule of law governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal or less than the amounts recoverable, either as damages or rent, under this Lease.

13.10   Remedies Cumulative. Exercise of any of the remedies of Landlord under this Lease shall not prevent the concurrent or subsequent exercise of any other remedy provided for in this Lease or otherwise available to Landlord at law or in equity.

ARTICLE 14

SURRENDER AND HOLDING OVER

14.1   Surrender upon Lease. Upon the expiration or earlier termination of this Lease, or on the date specified in any demand for possession by Landlord after any Default by Tenant, Tenant covenants and agrees to surrender possession of the Premises to Landlord broom clean, with all lighting, doors and electrical and mechanical systems (including, without limitation, all HVAC facilities) in good working order and condition, all walls in clean condition and holes or punctures in the walls repaired and otherwise in the same condition as when Tenant first occupied the Premises, ordinary wear and tear excepted.

14.2    Holding Over. If Tenant shall hold over after the expiration of the Lease Term, without written agreement providing otherwise, Tenant shall be deemed to be a Tenant at sufferance, at a monthly rental, payable in advance, equal to one hundred fifty percent (150%) of the Monthly Rent due during the last month of the Lease Term, and Tenant shall be bound by all of the other terms, covenants and agreements of this Lease. Nothing contained herein shall be construed to give Tenant the right to hold over at any time, and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises, as well as any damages incurred by Landlord, due to Tenant’s failure to vacate the Premises and deliver possession to Landlord as herein provided.

ARTICLE 15

TENANT RIGHT TO TERMINATE

15.1    Tenant Right to Terminate15.2     . Tenant shall have a one-time right to terminate this Lease at the end of the fifth (5th) year of the Initial Lease Term upon at least nine (9) months’ prior written notice to Landlord before the end of the fifth (5th) year, and payment to Landlord of a termination fee equal to three (3) months gross rent plus all unamortized transaction costs. Transaction costs shall include, but may not be limited to Tenant Finish Allowance, Real Estate Commissions, legal fees and 2/7th of the gross rental abatement provided during the first four (4) months of the Lease Term. Within 30 days following lease execution, Landlord agrees to provides a letter agreement to set forth the termination fee.

ARTICLE 16

MISCELLANEOUS

16.1      No Implied Waiver. No failure by Landlord to insist upon the strict performance of any term, covenant or agreement contained in this Lease, no failure by Landlord to exercise any right or remedy under this Lease, and no acceptance of full or partial payment during the continuance of any Default by Tenant, shall constitute a waiver of any such term, covenant or agreement, or a waiver of any such right or remedy or a waiver of any such Default by Tenant.

16.2      Survival of Provisions. Notwithstanding any termination of this Lease, the same shall continue in force and effect as to any provisions hereof which require observance or performance by Landlord or Tenant subsequent to termination.

16.3     Covenants Independent. This Lease shall be construed as if the covenants herein between Landlord and Tenant are independent, and not dependent, and Tenant shall not be entitled to any offset against Landlord if Landlord fails to perform its obligations under this Lease.

16.4       Covenants as Conditions. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

16.5     Tenant’s Remedies. Tenant may bring a separate action against Landlord for any claim Tenant may have against Landlord under this Lease, provided Tenant shall first give written notice thereof to Landlord and shall afford Landlord a reasonable opportunity to cure any such default. In no event will Landlord be responsible for any incidental, consequential or special damages incurred by Tenant, including, but not limited to, loss of profits or interruption of business as a result of any default by Landlord hereunder.

16.6     Prevailing Parties’ Fees and Expenses. In the event of any lawsuit between Landlord and Tenant arising under or relating to this Lease, the prevailing party in such lawsuit shall be awarded from the other its costs and expenses incurred in connection therewith, including reasonable attorney fees.

16.7     Binding Effect. This Lease shall extend to and be binding upon the heirs, executors, legal representatives, successors and assigns of the respective parties hereto. The terms, covenants, agreements and conditions in this Lease shall be construed as covenants running with the Land.

16.8      Short Form Lease. This Lease shall not be recorded, but Tenant agrees, at the request of Landlord, to execute a short form lease for recording, containing the names of the parties, a description of the Premises and the Lease Term.

16.9      Notices and Demands. All notices, demands or billings that Landlord or Tenant may be required or may desire to serve on the other shall, except as otherwise expressly set forth in this Lease, be in writing and shall be served by mailing the same by certified mail, postage prepaid and return receipt requested, or by recognized overnight courier, addressed as set forth in the Summary of Basic Lease Terms or addressed to such other address or addresses as either Landlord or Tenant may from time to time designate to the other in writing in accordance with this Section. Any notice so given shall be deemed effectively given upon the date received (or refused). The customary receipt shall be conclusive evidence of service of any notice given by overnight courier or certified mail.

16.10     Force Majeure. In the event that either party shall be delayed or hindered in, or prevented from, the performance of any act required hereunder (with the exception of monetary obligations) by reason of strikes, lock-outs, labor troubles, inability to procure materials, the inability to obtain building inspections, approvals or permits, stop work orders, the inability to obtain a certificate of occupancy, failure of power or unavailability of utilities, riots, insurrection, war or other reason of like nature not the fault of such party, or not within its reasonable control, the performance of such acts shall be excused for the period of delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay (including extension of both the commencement and expiration dates of this Lease); provided, however, that if Tenant is not in any way responsible for the delay and does not have use or occupancy of the Premises during the period of delay, the rent and other charges payable hereunder shall be abated for such period of delay.

16.11      Time of the Essence. Time is of the essence under this Lease, and all provisions herein relating thereto shall be strictly construed.

16.12     Captions for Convenience. The headings and captions hereof are for convenience only and shall not be considered in interpreting the provisions hereof.

16.13      Severability. If any provision of this Lease shall be held invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and there shall be deemed substituted for the affected provision a valid and enforceable provision as similar as possible to the affected provision.

16.14     Governing Law and Venue. This Lease shall be interpreted and enforced according to the laws of the State of Colorado. Any action or proceeding arising out of this Lease, its modification or termination, or the performance or breach of either party hereto, shall be brought exclusively in courts of the state and county in which the Property is located. The parties agree that such courts are a convenient forum and waive any right to alter or change venue, including removal. THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR PERTAINING IN ANY WAY TO THIS LEASE.

16.15    Entire Agreement/Further Assurances. This Lease and any exhibits and addenda referred to herein, constitute the final and complete expression of the parties’ agreement with respect to the Premises and Tenant’s occupancy thereof. Each party agrees that it has not relied upon or regarded as binding any prior agreements, negotiations, representations or understandings, whether oral or written, except as expressly set forth herein. The parties agree that if there should be any clerical or typographical errors in this Lease, the Summary of Basic Lease Terms, any exhibit or addendum hereto, the party requested to do so will use its reasonable, good faith efforts to execute such corrective instruments or do all things necessary or appropriate to correct such errors. Further, the parties agree that if it becomes necessary or desirable to execute further instruments or to make other assurances, the party requested to do so will use its reasonable, good faith efforts to provide such executed instruments or do all things reasonably necessary or appropriate to carry out this Lease.

16.16     No Oral Amendment or Modifications. No amendment or modification of this Lease, and no approvals, consents or waivers by Landlord under this Lease, shall be valid and binding unless in writing and executed by the party to be bound.

16.17      Real Estate Brokers. Tenant represents and warrants that it has dealt only with the Brokers listed in the Summary of Basic Lease Terms in the negotiation of this Lease. Landlord shall make payment of the brokerage fee due to the Brokers pursuant to and in accordance with the Landlord’s separate written agreement with The Colorado Group, Inc.. Tenant hereby agrees to indemnify and hold the Landlord harmless of and from any and all loss, costs, damages or expenses (including, without limitation, all attorneys’ fees and disbursements) by reason of any claim or of liability to any other broker, agent or person claiming through or under Tenant. Additionally, Tenant acknowledges and agrees that Landlord shall have no obligation for payment of any brokerage fee or similar compensation to any person with whom Tenant has dealt or may in the future deal with respect to renewals or extensions of the Lease Term. In the event any claim is made against Landlord by any other broker who shall claim to have negotiated this Lease on behalf of Tenant or to have introduced Tenant to the Building or to Landlord, Tenant shall be liable for payment of all reasonable attorneys’ fees, costs, expenses and other charges of any kind incurred by Landlord in defending against the same. W. Scott Reichenberg and Neil Littman with The Colorado Group, Inc. also have an ownership interest in Landlord.

16.18     Relationship of Landlord and Tenant. Nothing contained herein shall be deemed or construed as creating the relationship of principal and agent or of partnership or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of landlord and tenant.

16.19     Authority of Tenant. Tenant represents and warrants that each individual executing this Lease on behalf of Tenant is duly authorized to deliver this Lease on behalf of Tenant and that this Lease is binding upon Tenant in accordance with its terms.

16.20     Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. An executed facsimile copy or electronic PDF of this Lease shall be binding for all purposes.

[Signature page follows.]

IN WITNESS WHEREOF, each party has caused this Lease to be executed the day and year set forth next to its signature below.

TENANT:

AeroGrow International, Inc.,

a Nevada corporation

By: Name: Title:	Date: __________________

LANDLORD:

SpineBarrel, LLC,

a Colorado limited liability company

By: Name: Title:	Date: __________________

EXHIBIT A

NOTICE OF NON-LIABILITY FOR MECHANICS’ LIENS

Pursuant to C.R.S. § 38-22-105, SpineBarrel, LLC, a Colorado limited liability company, the owner of these premises located at 5405 Spine Road, Boulder, Colorado 80301, hereby gives notice to all persons performing labor or furnishing skill, materials, machinery or other fixtures in connection with any construction, alteration, removal, addition, repair or other improvement on or to these premises, that the owner shall not be liable therefor and the interests of said owner shall not be subject to any lien for the same.

EXHIBIT B

WORK LETTER

Landlord: SpineBarrel, LLC

Tenant: AeroGrow International, Inc.

Premises: 54052 Spine Road, Boulder, Colorado

Concurrently herewith, Tenant and Landlord have executed a Lease (the “Lease”) covering the Premises. This Work Letter is hereby attached to and made part of that Lease as Exhibit B and terms used herein shall have the same meaning as set forth in the Lease. In consideration of the execution of the Lease, Landlord and Tenant mutually agree as follows:

Landlord’s Work:

1.     Landlord shall deliver, at Landlord’s cost and expense, the following Base Building Improvements, which shall be known as “Landlord’s Work”: Above ceiling components including HVAC, ducting and controls and sprinkler/life safety system, which shall be in good working order upon delivery; however, any modifications of said systems required based on the tenant improvement modifications will be under the Tenant’s scope of work and shall be paid for as part of the Tenant Improvement Allowance.

2.     Landlord shall provide all utilities during the initial construction of the Premises at no cost to Tenant, not to exceed the four (4) period of rent abatement provided for in the Lease during buildout (6/1/2019-9/30/2019).

Tenant’s Work:

1.     All work that is necessary to permit Tenant to commence its business in the Premises, including installation of trade fixtures and furnishings, shall be completed by Tenant at Tenant’s sole cost and expense (“Tenant’s Work”). All permanent fixtures installed in the Premises by Tenant shall be deemed part of the Premises upon installation and the property of the Landlord.

2.     Preliminary Plans/Working Drawings.

(a)	Landlord shall pay for preliminary space planning expense up to $0.15/sf. Tenant shall submit an invoice for this space planning to Landlord for payment.

(b)

Tenant shall have the right to contract directly with its contractor and architect. Tenant will have the right to competitively bid the Tenant’s Work with several mutually acceptable qualified contractors (at least three) and to select the acceptable bidder to construct Tenant’s Work. Tenant agrees that it will interview and include Landlord’s preferred contractor, Commercial Building Service, Inc. (“CBS”) as one of the qualified contractors. Tenant must contract with an architect/engineer of its choice to obtain plans and specifications of Tenant’s Work at Tenant’s sole cost and expense, subject to reimbursement from Tenant Improvement Allowance. Tenant’s architect/engineer shall prepare plans and specifications (stamped by the architect/engineer) for Tenant’s Work to be completed in the Premises (the “Plans and Specifications”). All plans and Specifications are subject to review and approval by Landlord and Tenant is required to submit the Plans and Specifications for such review and approval prior to commencement of Tenant’s Work. Landlord shall, within seven (7) business days after receipt of the Plans and Specifications by Landlord for its review and approval, submit to Tenant the Plans and Specifications with the required approvals noted thereon, or submit comments to Tenant setting forth changes to be made in the Plans and Specifications. If changes are required by Landlord, Tenant shall have the Plans and Specifications modified and resubmitted to Landlord for approval and such process shall be repeated until Landlord has approved the Plans and Specifications for the Premises (hereinafter referred to as “Approved Plans and Specifications”). Changes to the Approved Plans and Specifications shall be made only upon prior written approval of Landlord and shall be at Tenant’s sole cost and expense. Tenant will not be required to remove any alterations in the Premises at the end of the Term if approved by Landlord as part of the Plans and Specifications, including data and phone cabling

3.     Contracts.

(a)

Tenant shall contract directly for the Tenant’s Work to be completed in accordance with the approved Plans and Specifications. Tenant’s contractor shall bill Tenant and Tenant shall be solely responsible for paying all costs for Tenant’s Work as set forth on the approved Plans and Specifications. All Tenant’s Work shall: (i) be performed pursuant to written contracts with workmen and mechanics, which shall be acceptable to Landlord; (ii) comply with all reasonable restrictions and requirements as Landlord may impose with respect to Tenant’s Work; (iii) be performed in a workmanlike manner, in line with standard market finish level and conform to the standards of the Building; and (iii) be done in a safe and lawful manner in compliance with applicable laws, governmental regulations and requirements. Tenant shall cause such contractor to take all steps necessary to cooperate in the coordination of the performance of Tenant’s Work with the work of Landlord or Landlord’s contractors in the Premises or in the Building, including, without limitation, exchanging information about and coordination their respective schedules, attending coordination meetings, and cooperating in allowing and obtaining access to and availability of portions of the site for performance of Tenant’s Work and the work of such other contractors.

(b)

There shall be no specified subcontractors unless Landlord is willing to pay for any increased cost. Landlord asks that tenant’s contractor consider using Control Service Center for the HVAC as they are familiar with the Building systems.

(c)

Tenant and Tenant’s contractor shall indemnify Landlord from any mechanic’s or materialmen’s lien against Landlord’s interest in the Building or Premises. If a lien is filed, Tenant or Tenant’s contractor shall, at Landlord’s option, remove the lien by paying it in full, furnish Landlord a bond sufficient to discharge the lien or deposit in an escrow approved by Landlord 150% of the amount of such lien. In the event Tenant or Tenant’s contractor shall fail to remove the lien, provide a bond or cash escrow, Landlord shall be entitled to take such action at law, in equity or under the Lease as Landlord deems appropriate and Tenant shall be responsible for all monies Landlord may pay in discharging any lien including all costs and reasonable attorneys’ fees incurred by Landlord in settling, defending against, appealing or in any manner dealing with lien.

(d)	The Commencement Date, Tenant’s rental obligations, and other obligations under the Lease will not be delayed or extended by any delays in construction.

4.     Tenant Improvement Allowance.

(a)

Landlord shall pay up to $40 per square foot of Premises (for a total of up to $585,200) (“Tenant Improvement Allowance”) for the costs of the Tenant Improvements. The Tenant Improvement Allowance may be used for any and all hard and soft costs, including, but not limited to, the cost to construct improvement to the Premises, design and any fees associated with Tenant’s third-party management or supervisions of the project. Tenant shall be responsible for and shall pay all costs of the Tenant Improvements in excess of the Tenant Improvement Allowance. In the event that the costs of the Tenant Improvements are less than the Tenant Improvement Allowance, Tenant shall be entitled to a reduction in Base Rent as follows: for any unused Tenant Improvement Allowance up to $5.00 per square foot Tenant shall get a $1.00 reduction for each $1.00 not spent and, in the event, that the unused Tenant Improvement Allowance exceeds $5.00 per square foot then any additional reduction in Base Rent is limited to $.0677 per square foot for each full dollar of the $40 per square foot allowance that is not utilized. Any reduction shall be applied to the first year of the lease term and the same annual escalations outlined herein shall be used to create a new rent schedule. In such event, Landlord and Tenant shall enter into an amendment to the Lease memorializing the decrease in the Tenant Improvement Allowance and the Base Rent. Tenant shall also be allowed to utilize excess Tenant Improvement Allowance (allowance remaining after the approved Plans and Specifications are completed) towards the purchase and installation of furniture, fixtures, equipment, moving costs and telecommunications cabling, so long as those items or expenses do not exceed $7.50 per square foot.

(b)

If the costs of the Tenant Improvements exceed the Tenant Improvement Allowance, Tenant shall have the right to require Landlord to pay up to an additional $5.00 per square foot of Premises (for a total of up to $73,150) for the cost of the Tenant Improvements. Such additional contribution shall be a part of the Tenant Improvement Allowance and subject to all the terms and conditions of the Lease and this Work Letter affecting same. Such additional contribution by Landlord to the cost of the Tenant Improvements shall be reimbursed by Tenant by increasing the Base Rent by a monthly amount determined by amortizing such additional amount at an interest rate of eight percent (8%) per annum over the Initial Lease Term. In such event, Landlord and Tenant shall enter into an amendment to the Lease memorializing the increase in the Tenant Improvement Allowance and the Base Rent. Notwithstanding anything to the contrary contained in the Lease, no rental abatement provided for in the Lease shall apply to Tenant’s obligation to repay the additional Tenant Improvement Allowance.

(c)

Landlord shall pay the Tenant Improvement Allowance to Tenant in one lump sum as requested upon the occurrence of the following: (a) the City of Boulder issues a Certificate of Completion regarding the entirety of the Tenant work; and (b) Tenant submits to Landlord a request for the Tenant Improvement Allowance (the “Allowance Request”), which Allowance Request shall include the following: (i) invoices establishing the basis of the cost of work for which Tenant is seeking payment of the Allowance; (iii) affidavits from Tenant’s contractor and architect affirming that all payrolls, bills for materials and any equipment and other indebtedness related to that portion of the Tenant Work performed by or on behalf of contractor or architect, as appropriate, and any of its subcontractors, suppliers, consultants or sub-consultants have been paid in full; (iv) full, final and unconditional lien releases from parties designated by Landlord and in a form reasonably acceptable to Landlord; and (v) any other data, to the extent and in such form as may be reasonably designated by Landlord, that establishes: (1) the amount of the cost of work for which reimbursement is sought; and (2) that the Property will be free from liens related to the Tenant Work. Notwithstanding anything herein to the contrary: (a) Tenant must submit its Allowance Request no later than 180 days after the City of Boulder’s issuance of the Certificate of Occupancy (the “Request Submittal Deadline”); and (b) in the event that Tenant fails to submit a complete Allowance Request containing all of the information required above on or before the Request Submittal Deadline, Tenant shall forfeit its right to the Allowance.

5.     Commencement of Construction. Tenant shall construct the tenant improvements for the Premises in accordance with the Plans and Specifications (the “Tenant Improvements”). Tenant shall commence construction of the Tenant Improvements upon approval of the Plans and Specifications, approval of contracts, issuance of the building permit and all other government approvals required for the construction of the Tenant Improvements. Tenant shall be responsible for management of the Tenant Improvements including their timely completion.

6.     Delays. The Commencement Date of the Lease Term and the commencement of Tenant’s obligation to pay rentals due under the Lease shall be on the date specified as the Commencement Date in the Summary of Basic Lease Terms. In no event shall Landlord be responsible or liable for any delays caused in whole or in part by the Contractor, Architect, governmental or quasi-governmental delays, force majeure or other causes unless the direct result of Landlord’s actions.

7.     Change Orders. Subject to Landlord’s prior written approval, Tenant may request changes in the Tenant Improvements.

8.    Governmental Requirements. If any changes to the Tenant Improvements are required by any applicable governmental authority and/or quasi-governmental authority including, without limitation, any county or municipal planning department, building department, fire department or utility provider, then Landlord and Tenant agree to either (a) modify the Plans and Specification to either eliminate or comply with the government requirement, or (b) Tenant agrees to pay any additional expenditure that cannot be paid out of the Tenant Improvement Allowance.

9.     Management and Planning. Landlord shall be permitted to provide a reasonable level of oversight (at its sole cost). In the event Landlord is requested to undertake construction management functions, Landlord shall charge a construction management fee to compensate Landlord for administering the design and construction of the Tenant Improvements. The construction management fee shall be in the amount of five percent (5%) of the total cost of the Tenant Improvements, which fee may be disbursed by Landlord from the Tenant Improvement Allowance.

EXHIBIT C

RULES AND REGULATIONS

1.     The sidewalk, entries, and driveways of the Property shall not be obstructed by Tenant, or its agents, or used by them, or any invitees, for any purpose other than ingress and egress to and from the Demised Premises.

2.     Tenant shall not place any objects including, without limitation, any antennas, satellite dishes, aerials, outdoor furniture, other similar devices or property on the roof or exterior walls of the Building or any other part of the Property.

3.     If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Tenant's expense.

4.     Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease. The use of oil, gas, or flammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Property.

5.     Tenant shall not engage in or permit: (a) the sale, distribution, dispensing, storage, processing, cultivation or use of marijuana or products containing marijuana or THC, whether or not designated or used for medicinal purposes, or any other Controlled Substances (as herein defined) upon the Premises or the Property; and (b) any doctor’s office or appointments, prescription or recommendation services, or services related to medical marijuana or products containing marijuana or THC upon the Premises or the Property. “Controlled Substances” shall mean any controlled substances as defined in Section 802(6) of the Controlled Substances Act, as amended, 21 U.S.C. § 801 et seq.

6.     Parking any type of recreational vehicles is specifically prohibited on or about the Property. No vehicle of any type shall be stored in the parking areas at any time other than trucks which are operable and owned by the Tenant or its employees and then only overnight and in front of the Premises. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall not be "For Sale" or other advertising signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings. All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

7.     Tenant shall maintain the Premises free from rodents, insects and other pests. Tenant, at its sole cost, shall be responsible for any pests or other extermination services, which Landlord shall be entitled to request of Tenant from time to time. Tenant shall not burn any trash or garbage of any kind in or about the Premises or the Property.

8.     Landlord reserves the right to exclude or expel from the Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of these Rules and Regulations or the Lease.

9.     Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

10.     Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles (except as provided for in Paragraph 6 above), or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

11.     All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

12.     No auction, public or private, will be permitted on the Premises or the Property.

13.     No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

14.     The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease. No gaming devices shall be operated in the Premises.

15.     Tenant assumes full responsibility for reasonable protection of the Premises from theft, robbery, pilferage, arson, vandalism or other destruction of property.

16.     Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant's ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

17.     All loading and unloading of goods, inventory and other property from the Premises shall be made only through loading dock areas or areas designated by the Landlord for such purpose.

18.     Tenant shall keep the Premises at a sufficient temperature to prevent freezing of water in pipes and fixtures. The plumbing facilities shall not be used for any purpose other than the Permitted Uses and only in a manner consistent with the construction thereof. Tenant shall not deposit or permit to be deposited any foreign substance in the plumbing facilities. Tenant shall bear the expense of any breakage, stoppage or damage resulting therefrom.

19.     Pets are not allowed in the Premises without the written consent of Landlord; provided, however, that nothing herein shall be construed as prohibiting qualified service animals which may not be legally excluded from the Premises pursuant to the Americans with Disabilities Act or any similar law.

EXHIBIT D

FF&E

BILL OF SALE

SpineBarrel, LLC, a Colorado limited liability company (“Assignor”), in consideration of Ten Dollars ($10.00) and other good and valuable consideration received from AeroGrow International, Inc., a Nevada corporation (“Assignee”), has bargained and sold, and by these presents does grant and convey unto Assignee all of Assignor’s right, title and interest in and to all of the furniture, fixtures and equipment listed on Exhibit A attached hereto (collectively referred to as the “FF&E”), AS IS, WHERE IS” without warranty to have and to hold, all and singular, the FF&E to Assignee and its successors and assigns forever.

Assignor further covenants and agrees with Assignee that it will, from time to time, at the request of Assignee, execute and deliver or cause to be executed and delivered all such further bills of sale, certificates, assignments, instruments of transfer and agreements as may reasonably be required by Assignee in order to more effectively vest title in Assignee to the FF&E.

IN WITNESS WHEREOF, the Assignor has executed this instrument effective as of the ____ day of _____________, 2019.

ASSIGNOR:
SpineBarrel, LLC, a Colorado limited liability company
By: __________________________ Name: ________________________ Title: _________________________

EXHIBIT A

to General Assignment and Bill of Sale

List of FF&E

FURNISHINGS AND EQUIPMENT TO REMAIN
AT 5405 SPINE RD FOR AEROGROW
	Quantity
Desks
Executive	3
Private office	33
Meeting table	10
Task chairs	38
Side chairs	Leather	Wood frame	Standard Black
	12	20	41
Veridesk	13

Cubicles
Note: All hydraulic Desks	14
Task chairs	12
All Cubical Walls	UNK

Bookcases
	16

File cabinets
2-drawer lateral	16
4-drawer lateral	4
3- drawer lateral	26
standing	4 drawer	2 drawer	3 drawer
	4	2	1
Sliding Door Cabinets	6
Black Cabinets with drawers	5
Black Cabinets w/out drawers	2

White boards
Conf. rms	1
private offices	29
Cubicles	2

Conference rooms
Tables	3
Chairs	27
TV	3

Kitchen
Tables	6
Chairs	23
Microwave	2
Fridge	1

Reception
Table	1
Chairs	2
Armoire	Large - 2	Small - 2

Additional
Picnic Tables	2
Dedicated A/C in Server room	1
All the installed network cabling and wall jacks	UNK
Network patch panels in data room	UNK
All the exiting network/server racks and ladder racking	UNK
FM-200 Fire Suppression System in the data room and IT Closet	2
Building Alarm, Security and Entry systems (control panels to be handled separately outside this transaction)	UNK